UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2012

HARVEST NATURAL RESOURCES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-10762	77-0196707
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1177 Enclave Parkway, Suite 300

Houston, Texas 77077

(Address of principal executive offices) (Zip Code)

(281) 899-5700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 11, 2012, Harvest Natural Resources, Inc. (the “Company”, “we”, “us” or “our”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) under which we sold to certain purchasers $79.8 million aggregate principal amount of 11% senior unsecured notes due October 11, 2014, and warrants to purchase 686,761 shares of our common stock with an exercise price of $10.00 per share.

Each note was issued at a price of 96% of its principal amount, and we issued warrants to purchase shares of our common stock to the purchaser of each note equivalent to 8% of the face value of the note. The purchase price of the notes was paid in cash, except for approximately $10.5 million in principal amount, which was purchased by a single purchaser in exchange for a combination of approximately $6 million in face value of that purchaser’s existing convertible note issued by the Company in 2010 and the value, agreed to by the Company and the noteholder, that otherwise would have been attained by the noteholder had the noteholder converted the note into shares of common stock; the remaining $2.9 million in face value of that convertible note will be converted into shares of common stock under the terms of the indenture governing the convertible note.

The notes will be our senior unsecured obligations and will rank equal in right of payment with all of our future senior unsecured indebtedness. The notes will be effectively subordinated to our secured indebtedness to the extent of the value of the related collateral and will be structurally subordinated to indebtedness and other liabilities of our subsidiaries. The notes were issued under an Indenture between the Company and U.S. Bank National Association, as Trustee (the “Indenture”).

The warrants can be exercised at any time up until the three-year anniversary of the closing. If all of the warrants were exercised, the impact on dilution of the common shares outstanding would be 1.8%. In accordance with the terms of the Purchase Agreement, we will file a registration statement covering re-sales of the shares issuable upon exercise of the warrants with the Securities and Exchange Commission. The warrants were issued under a Warrant Agreement between the Company and U.S. Bank National Association, as Warrant Agent (the “Warrant Agreement”).

The net cash proceeds of the offering to us were approximately $63.2 million after deducting the issuance discount off the face value of the notes, placement fees, and other transaction costs. We intend to use the net proceeds of the offering to fund capital expenditures planned for Gabon and other potential projects, for working capital needs and general corporate purposes.

The foregoing descriptions of the Purchase Agreement, the Indenture and the Warrant Agreement are qualified in their entirety by reference to (a) the Purchase Agreement, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K, (b) the Indenture, a copy of which is included as Exhibit 4.1 to this Current Report on Form 8-K and (c) the Warrant Agreement, a copy of which is included as Exhibit 4.3 to this Current Report on Form 8-K, which in each case is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The response to Item 1.01 is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The response to Item 1.01 with respect to the notes and warrants is incorporated herein by reference. The Company relied on an exemption from registration of the notes and warrants provided by Section 4(a)(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering.

Item 8.01	Other Events.

On October 12, 2012, the Company issued a press release announcing the closing of the Purchase Agreement and the issuance of the notes and warrants. The press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed as exhibits to this Current Report on Form 8-K:

Exhibit No.	Description

4.1	Indenture, dated as of October 11, 2012, between the Company and U.S. Bank National Association, as Trustee.

4.2	Form of Note (included as Exhibit 1 to the Indenture filed as Exhibit 4.1 hereto).

4.3	Warrant Agreement, dated as of October 11, 2012, between the Company and U.S. Bank National Association, as Warrant Agent.

4.4	Form of Warrant (included as Exhibit A to the Warrant Agreement filed as Exhibit 4.3 hereto).

10.1	Securities Purchase Agreement, dated as of October 11, 2012, among Harvest Natural Resources, Inc. and the purchasers named therein.

99.1	Press Release dated October 12, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARVEST NATURAL RESOURCES, INC.

Dated: October 12, 2012

	By:	/s/ Stephen C. Haynes
Stephen C. Haynes
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated as of October 11, 2012, between the Company and U.S. Bank National Association, as Trustee.

4.2	Form of Note (included as Exhibit 1 to the Indenture filed as Exhibit 4.1 hereto).

4.3	Warrant Agreement, dated as of October 11, 2012, between the Company and U.S. Bank National Association, as Warrant Agent.

4.4	Form of Warrant (included as Exhibit A to the Warrant Agreement filed as Exhibit 4.3 hereto).

10.1	Securities Purchase Agreement, dated as of October 11, 2012, among Harvest Natural Resources, Inc. and the purchasers named therein.

99.1	Press Release dated October 12, 2012.